Crowe Horwath Gossler™

Gossler S.C.
Member Crowe Horwath International

Exhibit 16.2

October 14, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the amended and restated Form 8-K/A dated October 14, 2013, to be filed with the Sedcurities and Exchange Commission on or about October 31, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the Report as they pertain to Gossler, Sociedad Civil and the Mexican subsidiary of SGRP, SPAR TODOPROMO, SAPI, de CV. . We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

Gossler, Sociedad Civil

Crowe Horwath Gossler

CPC Leonardo Pineda

By: /